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NOMINATION RIGHT AGREEMENT

THIS AGREEMENT is made as of February 13, 2025

BETWEEN:    CAE INC., a corporation incorporated under the Canada Business Corporations Act (the "Corporation");

AND:    CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, a legal person governed by an Act respecting the Caisse de dépôt et placement du Québec (Quebec) ("CDPQ");

WHEREAS at the date hereof, CDPQ owns or exercises control or direction over 9.7% of the issued and outstanding Common Shares;
WHEREAS the Parties wish to enter into this Agreement to grant CDPQ the rights specified herein;
NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

Article 1 INTERPRETATION
1.1    Definitions

As used in this Agreement, the following terms shall have the respective meanings:

a)    "Affiliates" has the meaning given to the term "affiliate" in the QSA;
b)    "Agreement", "this Agreement", "the Agreement", "hereof", "herein", "hereto", "hereby", "hereunder" and similar expressions refer to this Agreement, as it may be amended from time to time in accordance with the terms hereof;
c)    "Board" means the board of directors of the Corporation as constituted from time to time;
d)    "Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday in Montréal (Quebec);
e)    "CBCA" means the Canada Business Corporations Act, as amended from time to time and any legislation that replaces it;
f)    "CDPQ" has the meaning given thereto in the preamble;
g)    "CDPQ Nominee" has the meaning given thereto in  Section 2.1(a);
h)    "Common Shares" means the common shares in the share capital of the Corporation;
i)    "Corporation" has the meaning given thereto in the preamble;
j)    "Governance Committee" means the Governance Committee of the Board;
k)    "Parties" means the Corporation, CDPQ and their respective successors and assigns and "Party" means either one of them;

l)    "Person" means any natural person, company or corporation with or without share capital, partnership, joint venture, entity, unincorporated association, consortium, business, sole proprietorship, trust, pension fund, union, board, tribunal, governmental authority and, with respect to a director of the Corporation, means an individual only;
m)    "QSA" means the Securities Act (Quebec), as may be amended from time to time, and any statute that replaces it;
n)    "Securities Laws" means the QSA and any other similar legislation or regulation of another province or territory of Canada;
o)    "Shareholders" means, from time to time, the registered holders or beneficial owners of one or more Common Shares;
p)    "Stock Exchange" means the Toronto Stock Exchange, the New York Stock Exchange (NYSE) or such other stock exchange of equivalent reputation on which the Common Shares may be listed from time to time.

1.2    Interpretation
For the purposes hereof, except as otherwise provided herein or unless the context otherwise requires:

a)    the headings contained herein are for ease of reference only and may not be used to interpret, define or limit the scope or meaning of this Agreement or any provision thereof;
b)    words in the singular number include the plural and vice versa, and words importing the use of any gender include all genders;

c)    if an action is required to be taken hereunder on a day that is not a Business Day, such action must be taken at or before the specified time on the next Business Day; and

d)    a reference to a law includes any regulation made thereunder, any amendments to such law or regulation in force from time to time, and any law or regulation that supplements or replaces such law or regulation.
Article 2 GOVERNANCE
2.1    Board Nomination Right

a)    So long as CDPQ, together with its Affiliates, holds at least 5% of the outstanding Common Shares, CDPQ shall have the right, in accordance with the terms and subject to the conditions set forth in this paragraph 2.1 and the applicable Securities Laws, to designate a nominee (the “CDPQ Nominee”) to be included on the list of nominees for election as directors proposed by the Corporation in a management proxy circular of the Corporation relating to the election of directors of the Corporation. For as long as CDPQ has the right to nominate a nominee to the Board pursuant to this Agreement, the Corporation shall propose for election to the Board and include in any management proxy circular the CDPQ Nominee and shall take all necessary steps to enforce CDPQ's rights hereunder, provided that the following conditions are met:

i.    the CDPQ Nominee must be eligible under the CBCA, Securities Laws, Stock Exchange rules, the Corporation’s articles of incorporation, by-laws and policies in effect from time to time to act as a director of the Corporation;

ii.    the CDPQ Nominee shall not have a material relationship (within the meaning of Regulation 52-110 respecting Audit Committees) with the Corporation or CDPQ, and, for greater certainty, shall not be an employee, officer or director of CDPQ;
iii.    the CDPQ Nominee must be a Canadian resident, unless the Corporation agrees otherwise in advance;
iv.    the designation of the CDPQ Nominee must be recommended by the Governance Committee, acting reasonably and taking into account the profile, skills, and expertise required for an “independent” director (within the meaning of Regulation 58-101 respecting Disclosure of Corporate Governance Practices) of the Corporation;
v.    the CDPQ Nominee may be one of the Corporation’s current “independent” directors, provided that in no event shall CDPQ have any obligation to designate such a director as the CDPQ Nominee; and
vi.    the CDPQ Nominee agrees to undergo any background checks that the Board or one of its committees may reasonably request in order to establish the foregoing, only to the extent that such checks or investigations have been or will be required for all other directors who are not employees, and shall provide the Corporation with a completed copy of the questionnaire for directors and officers that the Corporation requires or will require all candidates for director positions to complete in the normal course of business.
b)    The Corporation shall notify CDPQ of its intention to hold an annual meeting of Shareholders at least 45 days prior to the approval by the Board of the Corporation’s management proxy circular relating to said meeting. CDPQ shall have the right to notify the Corporation of the CDPQ Nominee designated in accordance with paragraph 2.1(a) at any time, but at least 15 days prior to such approval.

c)    Subject to the conditions set forth in paragraph 2.1(a), prior to the first annual meeting of Shareholders following the date of this Agreement, or if the Person designated by CDPQ as CDPQ's Nominee ceases to be a director of the Corporation or if the position of the CDPQ Nominee otherwise becomes vacant, CDPQ shall have the right to appoint a Person as the CDPQ Nominee or as a replacement for the CDPQ Nominee, as the case may be, whom the Corporation shall appoint to the Board as soon as commercially reasonable and to the extent permitted by the CBCA and its articles of incorporation, and whose term of office shall expire at the close of the following annual meeting of Shareholders.

d)    At the request of the Board and in light of the circumstances, when a CDPQ Nominee joins the Board, if applicable, he or she shall sign an agreement pursuant to which he or she undertakes to resign from the Board in the circumstances set out in this paragraph 2.1(d). When CDPQ, together with its Affiliates, ceases to hold at least 5% of the outstanding Common Shares, for any reason whatsoever, or upon the written waiver by CDPQ of its nomination right provided for in this paragraph 2.1, such right shall automatically and irrevocably terminate, and, with respect to the end of possession of at least 5% of the outstanding Common Shares only, CDPQ shall notify the Corporation of such fact as soon as possible and, upon request of the Board (with the CDPQ Nominee abstaining from voting on the matter), the CDPQ Nominee then elected or appointed to the Board shall resign, and CDPQ shall thereafter no longer have the right to designate a Person to serve on the Board.

2.2    Consultation Right
As long as CDPQ, together with its Affiliates, holds at least 5% of the outstanding Common Shares, and no later than February 13, 2026, if Katherine A. Lehman, whose appointment as an independent director was announced concurrently with the execution of this Agreement, ceases to act as a director of the

Corporation for any reason, the Corporation agrees that it will consult with CDPQ regarding the appointment of any replacement.
Article 3 GENERAL
3.1    Coming into Force and Survival

This Agreement shall enter into force on the date indicated on the first page of this Agreement and shall remain in force until the earliest of the following dates:
a)    the date on which this Agreement is terminated by the Parties’ mutual consent; or
b)    the date on which CDPQ, with its Affiliates, holds less than 5% of the outstanding Common Shares.
3.2    Severability

Upon determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any rule or law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect to the extent that the financial or legal aspects of the transactions contemplated by this Agreement are not affected in a manner that would be significantly detrimental to a Party. If any term or other provision is found to be invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to amend this Agreement so as to give effect, to the maximum extent possible, to the original intent of the Parties in an acceptable manner so that the transactions contemplated in this Agreement are carried out to the maximum extent possible.
3.3    Public Filing

The Parties hereby agree to the public filing of this Agreement if a Party is bound to do so by law or the applicable regulations or policies of a regulatory agency of competent jurisdiction or Stock Exchange.
3.4    Adjustments

All references to Common Shares herein shall be adjusted to reflect any consolidations, share splits or reclassifications of shares or similar transactions occurring after the date hereof.
3.5    Other Warranties

Each of the Parties agree to execute and deliver from time to time all other documents and instruments, and to take all other steps, that the other Party may reasonably require to give effect to this Agreement or to better attest to or perfect the meaning and intent of this Agreement.
3.6    Assignment and Benefit

No Party may assign this Agreement or any right, benefit or obligation arising therefrom, except that this Agreement shall apply to and be binding upon the Parties and their respective successors and authorized assigns.
3.7    Third Party Beneficiaries

The terms and provisions of this Agreement shall apply solely for the benefit of the Parties and their respective successors and authorized assigns, and the Parties do not intend to confer any rights on third parties, and this Agreement does not confer any such rights on third parties who are not parties hereto.
3.8    Entire Agreement

The Parties acknowledge that this Agreement constitutes a full, true and complete account of the agreement between them and supersedes any and all prior agreements relating to the matters dealt with herein, and the Parties formally waive any right to avail themselves of any discussions and negotiations relating to the matters dealt with herein that took place prior to the execution hereof.
3.9    Modifications and Waivers

This Agreement may only be amended or its provisions waived by a written agreement signed by all Parties.
3.10    Notice

a)    Notices and other communications to be delivered hereunder shall be sent, in the case of a notice to be delivered to the Corporation, to the following address:
CAE Inc.
8585 Côte-de-Liesse
Saint-Laurent, Quebec H4T 1G6

Attention: Mark Hounsell, Chief Legal and Compliance Officer, and Corporate Secretary
Email: [Redacted – Personal information]
and with a copy (which shall not constitute formal notice) to:

Norton Rose Fulbright Canada LLP
1 Place Ville Marie, Suite 2500
Montréal, Quebec H3B 1R1
Attention: Stephen J. Kelly
Email: stephen.kelly@nortonrosefulbright.com
and, in the case of a notice to be delivered to CDPQ, to the following address:

Caisse de dépôt et placement du Québec
Édifice Jacques-Parizeau 1000 Place Jean-Paul-Riopelle Montréal, Quebec H2Z 2B3
Attention: Michèle Lefaivre, Senior Director, Legal Affairs
Email: [Redacted – Personal information] and affairesjuridiques@cdpq.com or to any other address of which the recipient may inform the sender at any time. All communications must be delivered by hand to the recipient or sent by email to the recipient.

b)    Any communication delivered by hand shall be deemed, if delivered before 4:30 p.m. (local time at the place of delivery) on a Business Day, to have been given and received on that day and, in all other cases, shall be deemed to have been given and received on the first Business Day following the day on which it was delivered.

c)    Any communication sent by email shall be deemed, if sent on a Business Day before 4:30 p.m. (local time at the place of receipt), to have been given and received on that day and, in all other cases, shall be deemed to have been given and received on the first Business Day following the day on which it was sent.
3.11    Applicable Laws

This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec (without regard to the conflict of laws principles applicable to the terms thereof) and the laws of

Canada that apply in Quebec. The Parties hereby acknowledge the non-exclusive jurisdiction of the courts of the Province of Quebec.
3.12    Remedies

Each Party agrees that the award of monetary damages would not constitute an adequate remedy for losses incurred as a result of a breach of this Agreement and that, in the event of an actual or imminent breach of this Agreement by a Party, the Corporation or CDPQ, as applicable, shall be entitled to equitable relief, including injunctive relief and specific performance. Such remedies shall not be exclusive remedies in the event of an actual or imminent breach of this Agreement, but shall be in addition to other remedies available at law or in equity.
3.13    Copies

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute a single document. An executed signature page of this Agreement delivered by a Party by electronic means shall have the same effect as a hand-signed copy hereof delivered by that Party.

[The rest of the page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

CAE INC.
Per: (signed) Mark Hounsell
Mark Hounsell
Chief Legal and Compliance Officer, and Corporate Secretary
Per: (signed) Constantino Malatesta
Constantino Malatesta
Interim Chief Financial Officer

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC
Per: (signed) Vincent Delisle
Vincent Delisle
Executive Vice-President and Head of Liquid Markets
Per: (signed) Sara O'Brien
Sara O’Brien
Senior Portfolio Manager, Québec Relationship Investing

[Signature Page – Nomination Right Agreement]